Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2022	Quarter Ended December 31, 2021
Diluted earnings per share	$1.39	$0.85
Net Income	$3,753,000	$2,306,000
Return on average common equity	15.94%	9.41%
Return on average assets	1.27%	0.80%

Millersburg, Ohio – January 26, 2023 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2022 net income of $3,753,000, or $1.39 per basic and diluted share, as compared to $2,306,000, or $0.85 per basic and diluted share, for the same period in 2021. Income before federal income tax amounted to $4,674,000, an increase of 65% over the same quarter in the prior year. For the year ended December 31, 2022, net income totaled $13,313,000 compared to $10,837,000 for the same period last year, an increase of 23%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 15.94% and 1.27%, respectively, compared with 9.41% and 0.80% for the fourth quarter of 2021. For the year ended December 31, 2022, ROE and ROA equated to 14.04% and 1.16%, as compared to 11.27% and 0.97% for the year ended in 2021.

Eddie Steiner, President and CEO stated, “Loan balances finished the year 14% higher than the prior year, with commercial and home mortgage loans both reflecting double digit increases. The Bank’s liquidity remains strong, with cash and securities available for sale totaling $236 million at year end. Full year net income of $13 million reflects an eleventh consecutive record. Businesses and individuals are generally striking a cautious borrowing posture based on emerging signs and expectations of a slowing economy. High home prices, lack of houses available for sale, and mortgage interest rates are expected to sustain a dampening effect on home mortgage volumes for some months to come. Commercial loan demand, while not robust, continues to be sufficient to maintain a healthy pipeline at the present time.”

Net interest income and noninterest income totaled $10.9 million during the quarter, an increase of $2.3 million from the prior-year fourth quarter. Net interest income increased $2.6 million, or 38%, in the fourth quarter of 2022 compared to the same period in 2021.

Loan interest income including fees increased $1.4 million, or 23%, during fourth quarter 2022 as compared to the same quarter in 2021. The increase was mainly due to average volume and rate increases on loans. Securities interest income increased $1.2 million, or 131%, during the fourth quarter 2022 compared to the same quarter in 2021 from both volume and rate increases. Loan yields for fourth quarter 2022 averaged 4.82%, an increase of 35 basis points from the 2021 fourth quarter average of 4.47%, while securities yields for fourth quarter 2022 averaged 2.07%, compared to 1.36% in the fourth quarter 2021.

The fully taxable equivalent (FTE) net interest margin was 3.33% compared to 2.48% for fourth quarter 2021. Compared to the 2021 fourth quarter, FTE net interest income increased $2.6 million, or 38%, reflecting 85 basis points of net interest margin expansion, and a $29 million, or 3%, increase in average earning assets. The higher interest rate environment drove the increase in yields coupled with loan and security volume growth, partially offset by the higher cost of funds and lower loan fees from the Paycheck Protection Program. The tax equivalency effect on the margin was 0.01% in fourth quarter 2022 and 2021.

Noninterest income decreased 12%, compared to fourth quarter of 2021. The decrease was primarily the result of a $258 thousand, or 94%, decline in gain on sale of mortgages to the secondary market, as refinancing of mortgages slowed, and home purchases were limited by a lack of housing inventory for sale. Offsetting increases were recognized in service charges on deposit accounts, credit card fee income, and earnings from bank owned life insurance values.

Noninterest expense increased 9% from fourth quarter 2021. Salary and employee benefit costs increased $382 thousand, or 12%, compared to the prior year quarter, primarily resulting from increases in compensation and benefits. Marketing and public relations increased by $52 thousand, or 38%, reflecting a return to normalized levels after the pandemic-related curtailment of activities in 2021. Professional and directors’ fees increased $37 thousand, or 11% primarily reflecting a recovery of legal fees in fourth quarter 2021. FDIC insurance expense decreased $26 thousand below the prior year quarter due to improved credit quality. The Company’s fourth quarter efficiency ratio decreased to 56.8% compared to 66.4%.

Federal income tax expense was $921 thousand in the 2022 fourth quarter compared to $534 thousand in the 2021 fourth quarter. The effective tax rates for the 2022 fourth quarter and 2021 fourth quarter were 19.7% and 18.8%, respectively.

Average earning assets for the 2022 fourth quarter increased $29 million, or 3%, from the year-ago quarter, primarily reflecting a $130 million, or 49%, increase in average securities, a $76 million, or 14%, increase in average loans, and a $177 million, or 66%, decrease in deposits mainly held at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $54 million, or 15%, from prior year levels. Partially offset by a $10 million decrease in average PPP loan balances, commercial loans increased $64 million year over year as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $16 million, or 12%, above the prior year’s quarter while home equity lines of credit increased $6 million from the prior year’s quarter as balances were drawn and new loans originated. Average consumer credit balances increased $267 thousand, or 2%, versus the same quarter of the prior year. Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence.

Nonperforming assets were $256 thousand, or 0.04%, of total loans on December 31, 2022, compared to $1.1 million, or 0.20% of total loans, a year ago. Delinquent loan balances as of December 31, 2022, decreased to 0.13% of total loans as compared to 0.27% on December 31, 2021. With the continuing improvement in credit quality, there was no provision for loan losses for the quarter ended December 31, 2022, or 2021.

Net loan charge-offs recognized during fourth quarter 2022 were $170 thousand, or 0.11% annualized, compared to fourth quarter 2021 net loan losses of $27 thousand. The allowance for loan losses amounted to 1.09% of total loans on December 31, 2022, as compared to 1.39% on December 31, 2021.

Average deposit balances grew on a quarter over prior year quarter comparison by $40 million, or 4%. For the fourth quarter 2022, the average cost of deposits amounted to 0.41%, as compared to 0.15% for the fourth quarter 2021. During the fourth quarter 2022, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $23 million and interest-bearing demand and savings accounts of $22 million, while time deposits decreased $5 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2022 decreased by $1 million, or 4%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $95.9 million on December 31, 2022, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 7.96% on December 31, 2022, and 8.54% on December 31, 2021. The Company declared a fourth quarter dividend of $0.35 per share, producing an annualized yield of 3.6% based on the December 31, 2022 closing price of $38.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of December 31, 2022. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2022	2022	2022	2022	2021	2022	2021
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$9,304	$8,596	$7,666	$6,902	$6,752	$32,468	$27,671
Provision (recovery) for loan losses	-	(250)	(345)	(300)	-	(895)	(655)
Other income	1,612	1,675	1,782	1,642	1,836	6,711	7,325
Other expenses	6,206	5,945	5,774	5,468	5,709	23,393	22,093
FTE adjustment (a)	36	36	36	37	39	145	154
Net income	3,753	3,650	3,209	2,701	2,306	13,313	10,837
Basic and Diluted earnings per share	1.39	1.35	1.18	0.99	0.85	4.91	3.97

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.27%	1.25%	1.13%	0.96%	0.80%	1.16%	0.97%
Return on average common equity (ROE), annualized	15.94	15.24	13.73	11.26	9.41	14.04	11.27
Net interest margin FTE (a)	3.33	3.12	2.87	2.60	2.48	2.98	2.63
Efficiency ratio	56.83	57.87	61.13	64.01	66.41	59.70	63.05
Number of full-time equivalent employees	172	172	171	172	171

MARKET DATA
Book value/common share	$35.43	$33.97	$34.46	$34.93	$35.80
Period-end common share market value	38.50	39.00	38.00	39.60	37.75
Market as a % of book	108.66%	114.81%	110.27%	113.37%	105.45%
Price-to-earnings ratio	7.84	8.92	9.31	10.15	9.51
Average basic common shares	2,707,576	2,712,686	2,718,024	2,718,024	2,720,633	2,714,045	2,733,126
Average diluted common shares	2,707,576	2,712,686	2,718,024	2,718,024	2,720,633	2,714,045	2,733,126
Period end common shares outstanding	2,707,576	2,707,576	2,718,024	2,718,024	2,718,024
Common stock market capitalization	$104,242	$105,595	$103,285	$107,634	$102,605

ASSET QUALITY
Gross charge-offs	$217	$29	$11	$31	$66	$288	$130
Net charge-offs (recoveries)	170	10	(308)	13	27	(115)	1
Allowance for loan losses	6,838	7,008	7,268	7,305	7,618
Nonperforming assets (NPAs)	256	685	690	1,181	1,088
Net charge-off (recovery) / average loans ratio	0.11%	0.01%	(0.21)%	0.01%	0.02%	(0.02)%	0.00%
Allowance for loan losses / period-end loans	1.09	1.15	1.25	1.29	1.39
NPAs/loans and other real estate	0.04	0.11	0.12	0.21	0.20
Allowance for loan losses/nonperforming loans	2,667.09	1,022.02	1,053.53	618.54	699.86

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	7.90%	7.54%	7.93%	7.98%	8.13%
Average equity to assets	7.96	8.20	8.25	8.54	8.54
Average equity to loans	15.06	15.98	16.31	17.35	17.86
Average loans to deposits	59.84	58.15	57.65	56.42	54.62

AVERAGE BALANCES
Assets	$1,172,785	$1,159,523	$1,136,318	$1,138,598	$1,138,690	$1,151,925	$1,111,808
Earning assets	1,108,231	1,094,197	1,072,376	1,078,269	1,079,002	1,088,367	1,053,666
Loans	620,243	594,820	574,824	560,440	544,389	587,765	562,592
Deposits	1,036,559	1,022,851	997,108	993,411	996,646	1,012,629	969,009
Shareholders' equity	93,404	95,043	93,750	97,242	97,241	94,850	96,145

ENDING BALANCES
Assets	$1,159,108	$1,161,830	$1,126,778	$1,135,003	$1,144,239
Earning assets	1,094,876	1,096,302	1,064,770	1,073,565	1,084,744
Loans	627,171	609,971	582,185	567,375	549,154
Deposits	1,023,417	1,029,274	993,113	994,939	1,002,747
Shareholders' equity	95,920	91,981	93,662	94,928	97,315

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2022	2021
ASSETS
Cash and cash equivalents
Cash and due from banks	$19,911	$19,543
Interest-earning deposits in other banks	66,509	224,114
Total cash and cash equivalents	86,420	243,657
Securities
Available-for-sale, at fair-value	150,069	131,708
Held-to-maturity	247,401	174,808
Equity securities	244	115
Restricted stock, at cost	3,430	4,614
Total securities	401,144	311,245

Loans held for sale	52	231
Loans	627,171	549,154
Less allowance for loan losses	6,838	7,618
Net loans	620,333	541,536

Premises and equipment, net	13,414	13,866
Goodwill	4,728	4,728
Bank owned life insurance	24,709	24,035
Accrued interest receivable and other assets	8,308	4,941
TOTAL ASSETS	$1,159,108	$1,144,239

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$350,283	$334,346
Interest-bearing	673,134	668,401
Total deposits	1,023,417	1,002,747

Short-term borrowings	32,550	36,530
Other borrowings	2,461	3,407
Accrued interest payable and other liabilities	4,760	4,240
Total liabilities	1,063,188	1,046,924
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2022 and 2021	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	86,502	76,715
Treasury stock at cost - 273,026 shares in 2022
and 262,578 shares in 2021	(6,107)	(5,719)
Accumulated other comprehensive loss	(12,919)	(2,125)
Total shareholders' equity	95,920	97,315
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,159,108	$1,144,239

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Twelve months ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$7,526	$6,131	$26,015	$26,124
Taxable securities	1,944	773	6,665	2,613
Nontaxable securities	108	116	436	455
Other	840	109	1,703	337
Total interest and dividend income	10,418	7,129	34,819	29,529
Interest expense:
Deposits	1,083	388	2,335	1,884
Other	67	28	161	128
Total interest expense	1,150	416	2,496	2,012
Net interest income	9,268	6,713	32,323	27,517
Provision (recovery) for loan losses	-	-	(895)	(655)
Net interest income, after provision
for (recovery of) loan losses	9,268	6,713	33,218	28,172
Noninterest income
Service charges on deposits accounts	299	263	1,174	939
Trust services	221	261	954	1,059
Debit card interchange fees	537	538	2,105	2,050
Credit card fees	162	141	677	482
Earnings on bank owned life insurance	170	162	674	619
Gain on sale of loans	17	275	331	1,449
Market value change in equity securities	(5)	8	(3)	28
Other	211	188	799	699
Total noninterest income	1,612	1,836	6,711	7,325
Noninterest expenses
Salaries and employee benefits	3,680	3,298	13,446	12,599
Occupancy expense	265	262	1,085	1,033
Equipment expense	177	195	781	714
Professional and director fees	390	353	1,551	1,184
Software expense	373	388	1,429	1,342
Marketing and public relations	189	137	551	461
Debit card expense	184	186	734	710
Financial institutions tax	195	202	779	765
Other expenses	753	688	3,037	3,285
Total noninterest expenses	6,206	5,709	23,393	22,093
Income before income tax	4,674	2,840	16,536	13,404
Federal income tax provision	921	534	3,223	2,567
Net income	$3,753	$2,306	$13,313	$10,837
Net income per share:
Basic and diluted	$1.39	$0.85	$4.91	$3.97